Exhibit (99.1)

DANBURY, Conn., October 5, 2005 — Praxair, Inc. (NYSE: PX) today announced price increases for its industrial and medical specialty gas customers in the U.S., and for helium customers worldwide. The increases will be effective immediately or as otherwise permitted by customer contracts.

The increases are:

15% increase for liquid oxygen and liquid nitrogen

15% increase for liquid hydrogen

5% to 10% increase for carbon dioxide

15% increase for helium

15% increase for medical specialty gases

In addition, the company will continue its cost recovery efforts through various charges and surcharges.  Specific product price increases, increases to helium dewar and tube trailer rental rates, surcharges and charges will be communicated to customers by Praxair’s regional sales and marketing organizations.

“We are working hard to hold costs in line. However, we cannot absorb the increases in energy, transportation, raw materials and regulatory compliance costs,” said James Fuchs, president of Praxair’s North American Industrial Gases group. “These price adjustments are made necessary by sustained record-high energy and transportation costs, which in some cases have been exacerbated by the effects of hurricanes on the Gulf Coast,” Fuchs added.

Fuchs also noted that industrial gas demand remains strong while energy and distribution costs have risen significantly.  The rising cost of crude and refined liquid helium and increased costs associated with helium logistics are additional factors.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.